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                                                                    EXHIBIT 23.2


NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP



Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

On June 25, 2002, Comair Savings and Investment Plan (the Plan) informed Arthur Andersen LLP (Andersen) that Andersen would no longer be engaged as the Plan's independent public accountants, and Andersen was dismissed. The Plan also engaged Deloitte & Touche LLP to serve as the Plan's independent public accountants for the year ended December 31, 2001. Prior to the date of this Form 11-K (which is incorporated by reference into Delta Air Lines, Inc.'s filing on Form S-8 No. 333-73856), the Andersen partners who reviewed the most recent audited financial statements of the Plan as of December 31, 2000 and March 31, 2000, and the related statement of changes in net assets available for benefits for the nine months ended December 31, 2000, have resigned from Andersen. As a result, after reasonable efforts, the Plan has been unable to obtain Andersen's written consent to the incorporation by reference into Delta Air Lines, Inc.'s filing on Form S-8 No. 333-73856 of its audit report with respect to the Plan's financial statements as of December 31, 2000 and March 31, 2000, and the related statement of changes in net assets available for benefits for the nine months ended December 31, 2000.

Under these circumstances, Rule 437a under the Securities Act of 1933 (Securities Act) permits the Plan to file this Form 11-K without a written consent from Andersen. However, as a result, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act because it has not consented to the incorporation by reference of its previously issued report into Delta Air Lines, Inc.'s filing on Form S-8 No. 333-73856.



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